UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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OMEGA FLEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2024

Dear Shareholders:

It is my pleasure to invite you to the 2024 annual meeting of the shareholders of Omega Flex, Inc. We will hold the meeting on Thursday, June 13, 2024, at 10:00 a.m. Eastern Time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102. At the annual meeting, we will discuss each item of business described in the notice of annual meeting and in the accompanying proxy statement and give a report on our business operations. There will also be time for your questions.

You will have received a notice of internet availability, which directs you to our website to access the proxy statement and annual report through the internet at www.envisionreports.com/OFLX for registered shareholders, or www.edocumentview.com/OFLX for shares held through a banker or broker.

You can also request a paper copy of these documents by following the instructions in that notice. This booklet contains the proxy statement and a notice of annual meeting. The proxy statement provides information about the business we will conduct at the annual meeting, in addition to describing our directors and management. Also available on our website is a copy of our Annual Report, which includes information about our business and our 2023 financial results.

We hope you will be able to attend the annual meeting. If you need special assistance at the meeting, please contact our Corporate Secretary at the address shown on the next page. Whether or not you expect to attend, please vote your shares using any of the following methods:

■	Vote by telephone or the internet, as described in the instructions on the notice of internet availability;

■	Request a proxy card; sign, date and return the proxy card in the prepaid envelope; or

■	Vote in person at the meeting.

We look forward to your participation at the annual meeting, and thank you for investing in Omega Flex, Inc.

Sincerely,

Dean W. Rivest,
Chief Executive Officer

Notice of 2024 Annual Meeting of Stockholders
Time and Place

The Annual Meeting of Shareholders (the “Annual Meeting”) of Omega Flex, Inc. will be held on Thursday, June 13, 2024, at 10:00 a.m. Eastern Time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102.

You are entitled to participate in the Annual Meeting if you were a “registered shareholder” at the close of business on April 3, 2024, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee (“beneficial owner”).

Record Date

April 3, 2024. Only shareholders of record of our common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

Items of Business	●	To elect two Class 1 nominees as directors to our Board of Directors;
	●	To ratify the selection of RSM US LLP as our independent auditor for 2024; and
	●	To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Proxy Materials	Attached to this notice you will find a proxy statement that contains further information about the Annual Meeting and items upon which you will be asked to vote. Your vote is very important—you may vote via the Internet, by telephone, or by completing and mailing a proxy or voting card as explained in the attached proxy statement.

Proxy Voting

Even if you plan to attend the Annual Meeting, we encourage you to vote via the Internet, by telephone, or by completing and mailing your proxy card prior to the Annual Meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the “Solicitation and Revocation of Proxies” section in the attached proxy statement.

Access to Proxy Materials	A Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access proxy materials (including our proxy statement and Annual Report) was first mailed on or about April 26, 2024, to all shareholders entitled to vote at the Annual Meeting, and the proxy materials were posted on our website, www.omegaflex.com and on the website referenced in the Notice on the same day.

On behalf of the Board of Directors, Susan B. Asch Corporate Secretary April 26, 2024	Principal Executive Office: 451 Creamery Way Exton, PA 19341

SOLICITATION AND REVOCATION OF PROXIES

This proxy statement is being provided on or about April 26, 2024 to shareholders of record of Omega Flex, Inc. (“OmegaFlex,” or the “Company” or “we,” “us,” or “our”) as of April 3, 2024 in connection with the solicitation of proxies by the board of directors for use at the annual meeting of the shareholders to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102, on Thursday, June 13, 2024, at 10:00 a.m. Eastern Time.

The accompanying proxy is solicited by and on behalf of the board of directors of OmegaFlex. The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such intermediaries. Broadridge Investor Communication Solutions and Georgeson have been retained by the Company to assist in the distribution of proxy materials and the solicitation of proxies by mail. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about April 26, 2024.

If a proxy is voted pursuant to the instructions in the notice of internet availability, the shares represented will be voted at the annual meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a later dated proxy to the Corporate Secretary of the Company at or before the annual meeting or by voting again via Internet or by telephone as described in this proxy statement, (2) voting in person at the annual meeting or (3) giving written notice of revocation to the Corporate Secretary of the Company at or before the annual meeting.

PROPOSALS FOR SHAREHOLDERS’ VOTE

The following proposals are being submitted for shareholders’ vote. Please read each of the proposals carefully before voting your shares.

Proposal 1 - Election of Directors

Pursuant to our amended and restated by-laws (the “bylaws”), our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms (in all cases, subject to the election and qualification of their successor, resignation or removal). Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect, the persons named in the proxy will vote to elect the persons listed below. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy card.

Each of the nominees is currently a Class 1 director whose term expires at the 2024 annual meeting of shareholders, and if elected, will serve for a three-year term expiring at the 2027 annual meeting of shareholders. The directors nominated for election at the 2024 annual meeting of shareholders are:

Stewart B. Reed	Age 76	Director since 2005
David K. Evans	Age 69	Director since 1996

All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our board of directors. For complete biographical information concerning each of the Class 1 directors, please refer to the information under the caption “Directors Background Information.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS.

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Proposal 2 - Ratification of Audit Committee’s Appointment of Auditors

This proposal is to ratify the appointment of independent auditors by the audit committee of the board of directors for the fiscal year ending December 31, 2024. Currently the audit committee has engaged RSM US LLP (“RSM”) as our independent auditor. Although action by the shareholders in this matter is not required, the board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of our financial controls and reporting. If a majority of the shares present and entitled to vote on the proposal do not ratify the appointment of independent auditors, the audit committee will consider the vote and the reasons therefor in future decisions on the selection of independent auditors. Even if the appointment of independent auditors is ratified, our audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. A representative of the independent auditors is expected to attend the annual meeting, and that representative will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF AUDITORS.

Vote Required

Our by-laws provide that the presence, in person or represented by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the annual meeting, constitutes a quorum for the annual meeting; and that the affirmative vote of a majority of the votes cast by all shareholders present in person or represented by proxy at the annual meeting and entitled to vote will decide any question brought before the annual meeting, unless otherwise required by law or our amended and restated articles of incorporation or by-laws. All shares present or represented by proxy (including abstentions and broker non-votes) are counted for quorum purposes.

For Proposal 1, the nominees for election as directors of the Company at the annual meeting who receive the highest number of votes cast will be elected as directors for the two positions on the board of directors of the Company to be filled. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

For Proposal 2, the affirmative vote of a majority of the votes cast by all shareholders, present in person or representated by proxy at the annual meeting and entitled to vote on the proposal, is required to ratify the selection by the audit committee of the board of directors of RSM US LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Abstentions will have no effect on the outcome of the vote on this proposal. Broker non-votes do not apply to this proposal.

If you do not provide your broker or other nominee with instructions on how to vote your shares held in “street name,” your broker or nominee will not be permitted to vote your shares on non-routine matters (a broker non-vote), and your shares will not affect the outcome of vote concerning non-routine matters. The election of directors and the advisory vote on the compensation of our named executive officers are considered non-routine under applicable regulatory rules. This means that your broker may not vote your shares in connection with the election of directors and compensation of our named executive officers in the absence of your specific instructions as to how to vote. If you hold your shares beneficially through a broker or nominee, we strongly encourage you to provide instructions regarding the voting of your shares as your broker cannot vote your shares with respect to these proposals without instructions from you.

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Voting Rights

The shareholders entitled to vote at the annual meeting will be those whose names appeared on our records as holders of our common stock at the close of business on April 3, 2024, the record date. As of April 3, 2024, there were issued and outstanding 10,094,322 shares of common stock of the Company, all of which are entitled to vote. We are not entitled to vote the shares of common stock held in the treasury nor are such shares considered “issued and outstanding.” As of April 3, 2024, there were 59,311 shares of common stock held in the treasury.

Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the annual meeting. Cumulative voting is not permitted. There are two directors to be elected at the annual meeting to be held on June 13, 2024. Unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted “FOR” the nominees listed thereon, and “FOR” Proposal 2.

Shareholder Proposals

Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at our 2025 Annual Meeting of Shareholders must be received by our Corporate Secretary at our corporate offices no later than December 27, 2024, in order to be considered for inclusion in our proxy statement and proxy relating to such meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

In addition, shareholders are notified that the deadline for providing us timely notice of any shareholder proposal to be submitted outside of the process of Rule 14a-8 under the Exchange Act for consideration at our 2025 Annual Meeting of Shareholders is not later than March 12, 2025. Such notice must include a description of the proposed business, the reasons therefor and other specified matters.

Nominations by a shareholder for the election of a person or persons to the board of directors at the 2025 Annual Meeting of Shareholders must be delivered to the chairman of the board of directors at our corporate office not later than 180 days prior to the date of such annual meeting (assuming the 2025 Annual Meeting of Shareholders is held on June 13, 2025, such nominations must be submitted no later than December 16, 2024). Any such notice must comply with our by-laws. In addition, shareholders who intend to solicit proxies in support of director nominees, other than our director nominees, in connection with the 2025 Annual Meeting of Shareholders must comply with the requirements of Exchange Act Rule 14a-19.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

General Information

Our board of directors currently consists of eight directors. Mr. Glanvill’s service ended and Mr. Shea’s service commenced in April 2024. The nominating/ governance committee reviewed the disclosures submitted by the board members and determined that the following directors were “independent” directors under the requirements set forth in the corporate governance guidelines of the board, applicable SEC rules and the Nasdaq listing standards:

James M. Dubin	J. Nicholas Filler	Stewart B. Reed
David K. Evans	Derek W. Glanvill	Stephen M. Shea

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Please refer to the “Board Committees” section for additional information on the determination of director independence.

Our corporate governance guidelines can be found on our website at www.omegaflex.com. We will provide any person, without charge, upon filing a written request with our Corporate Secretary at our corporate offices, with a copy of our corporate governance guidelines. Please refer to the section titled “Director Nomination Process” for information on the process by which directors are considered for nomination.

During calendar year 2023, the board of directors held four meetings. All directors were present at all of the meetings. Every director attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees on which they served, during the periods that they served. At each meeting the independent directors had the opportunity to meet in executive session and did so at all of the four meetings. Our corporate governance guidelines set forth the policy that all directors are encouraged, but not required to attend the annual meeting of shareholders, and all of the directors except for one attended the annual meeting of shareholders in June 2023.

The board of directors has adopted a code of business conduct and ethics, applicable to all of our employees, including our principal executive officer, our principal financial officer, our principal accounting officer or financial controller and persons performing similar functions, as well as to all of our directors. This code of business conduct and ethics can be found on our website at www.omegaflex.com. We will provide any person, without charge, upon filing a written request with our Corporate Secretary at our corporate offices, a copy of our code of business ethics. Amendments to and waivers from the code of business ethics will be disclosed on our website within four business days following the date of amendment or waiver.

Board Leadership Structure and Role in Risk Oversight

The board of directors exercises oversight of the Company and its business through our executive management. Under our by-laws, the board annually elects a chairman of the board, who may or may not be an officer of the Company, and who presides at meetings of the shareholders and the directors, and a chief executive officer, who has the general and active management of our business. Kevin R. Hoben served as our chairman of the board and our chief executive officer from December 2018 through December 2023, and effective January 1, 2024, became our executive chairman. Further, effective January 1, 2024, the board promoted Dean W. Rivest from president to our chief executive officer, recognizing Mr. Rivest’s industry experience and strong performance in managing the Company’s affairs, and Edwin B. Moran from executive vice president to our president, recognizing his industry experience and successful management and sales and marketing efforts for the Company for many years. The promotions of Mr. Rivest and Mr. Moran represent a solid management succession plan for the Company. Mr. Rivest and Mr. Moran were also elected to our board of directors, effective January 1, 2024.

J. Nicholas Filler has been designated as the lead independent director. The board of directors appointed Mr. Filler as lead independent director consistent with his position as chairman of the audit committee.

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Risk is inherent in every business, and the Company is subject to many risks which have been described in our periodic filings. Management is responsible for the day-to-day management of the risks that we face and the board of directors is responsible for the oversight of risk management. While the board is ultimately responsible for risk oversight at the Company, our board committees assist the board in these oversight responsibilities in certain areas of risk. Most notably, the audit committee has general oversight with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and reports to the board on these matters regularly. Our board retains general oversight responsibility for cybersecurity risk management, as more fully described in Item 1C of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2023.

Communication with the Board

Shareholders who wish to communicate with our board of directors may do so in writing, addressed to the chairman of the board of directors, or to any individual director, at our corporate headquarters at Omega Flex, Inc., 451 Creamery Way, Exton, PA 19341. Shareholders wishing to communicate with the director presiding over the executive sessions of our non-management directors may direct such communications to Mr. J. Nicholas Filler, chairman of the audit committee and lead independent director, at the address set forth above. All such correspondence will be forwarded to our Corporate Secretary, who will review the correspondence. The board has delegated to the Corporate Secretary discretion to review such correspondence, and forward any matters dealing with current, specific business or customer matters to the appropriate senior management in the Company. All other correspondence will be forwarded to the appropriate director designated by the shareholders.

Director Background Information

The people listed below under “Director Biographies” constitute our board of directors. Only the Class 1 directors are standing for election for a three-year term and until their respective successors have been elected and qualified. The specific experience, qualifications, attributes, or skills that have led the board to conclude that each of the directors should serve in that role in light of our business and structure are included in each of their respective biographies and the expertise chart. In the past ten-year period, no director (a) has filed or has been subject to a petition for bankruptcy or insolvency, or (b) was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding.

Below is a chart summarizing the areas of each director’s expertise as a member of the board of directors:

	Dubin	Evans	Filler	Hoben	Moran	Reed	Rivest	Shea
Expertise
Board	●		●			●
Environmental		●					●
Finance	●		●					●
AC Financial Expert	●		●					●
Industry		●		●	●	●	●	●
Governance	●		●		●	●
Human Resources			●	●			●
Legal	●		●
Manufacturing			●			●	●
Operations		●		●	●	●	●

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Director Biographies

James M. Dubin, Age 77

Mr. Dubin has served as a director since 2019. He was the Executive Chairman of Conair Corporation, a diversified consumer products company, from 2018 until its sale in 2021. He was formerly a senior partner at Paul, Weiss, Rifkind, Wharton & Garrison LLP, until his retirement from the firm in 2012. Since his retirement he has also engaged in private consulting work through Madison Place Partners, LLC. Mr. Dubin is currently a director of Emmis Corporation, and serves on its executive, audit, corporate governance, and compensation committees. He has served as a director or trustee on a number of corporate, non-profit and charitable organizations, including Carnival Corporation & plc, Lighthouse Guild International, National Foundation for Advancement in the Arts, Tel Aviv University, Friends of Neuberger Museum of Art, and the American Ballet Theatre. Mr. Dubin has extensive experience in accounting, finance, and financial reporting, as well as being an attorney with a practice in corporate law, securities, and mergers and acquisitions. Mr. Dubin is a Class 3 Director with a term expiring at the annual meeting of shareholders 2026.

David K. Evans, Age 69

Mr. Evans has served as a director since 1996. He has served as the President and CEO of Partners Mechanical, Inc., a mechanical contractor in Raleigh, North Carolina, for over 20 years. Mr. Evans has extensive experience in construction and installation of mechanical systems in construction, including products we manufacture. Mr. Evans is a Class 1 Director with a term expiring at the annual meeting of shareholders in 2024, and is a nominee for election.

J. Nicholas Filler, Age 72

Mr. Filler has served as a director since 2009 and is currently our lead independent director. Mr. Filler served as an executive of Argotec, Inc., a manufacturing firm in Greenfield, Massachusetts, serving as the Chief Operating Officer from 2007, and President from 2011 to 2014, when he retired. Previously, Mr. Filler was the Senior Vice President – Corporate and Legal of Mestek, Inc., the Company’s former parent corporation, from 2001 to 2007. Mr. Filler is also a director and vice chairman at Mestek, Inc., and serves as a director of Bete Fog Nozzle Co. Mr. Filler received a Juris Doctor degree from Boston University Law School and has extensive experience serving as a director and leading manufacturing firms and in accounting, finance, and financial reporting, as well as being an attorney with a practice in corporate law and corporate financing. Mr. Filler is a Class 2 Director with a term expiring at the annual meeting of shareholders in 2025.

Kevin R. Hoben, Age 77

Mr. Hoben is Executive Chairman of the Company, and also served as our Chief Executive Officer from 2019 until December 2023, and as our President from 2005 to 2018. Mr. Hoben has served as our director since 1996, and as a director of our United Kingdom subsidiary, Omega Flex Limited, since 2001. Mr. Hoben is also a director of Taco Comfort Solutions, Inc., an HVAC manufacturer. Mr. Hoben has over 30 years of experience in the sale and distribution of flexible metal hose products in positions of increasing scope and responsibility. Mr. Hoben is a Class 3 Director with a term expiring at the annual meeting of shareholders in 2026.

Edwin B. Moran, Age 57

Since January 2024, Mr. Moran is President of the Company, providing leadership over our operations and sales, and he also serves as a director. Mr. Moran has over 30 years of experience in the sale and distribution of flexible metal hose products in positions of increasing scope and responsibility. He served as our Executive Vice President from 2022 until December 2023, with responsibility for all sales and marketing efforts for all of our products, excluding MediTrac® corrugated medical gas piping. Previously Mr. Moran served since 2007 as Vice President - Sales Residential Markets for all sales of the flexible gas piping products manufactured by the Company. Mr. Moran is a Class 2 Director with a term expiring at the annual meeting of shareholders in 2025.

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Stewart B. Reed, Age 77

Mr. Reed has served as a director since 2005, has been vice-chairman of the board since 2019, and was formerly chairman of the board from 2014 to 2019. Since 2013, Mr. Reed has served as the Chairman and Chief Executive Officer of Mestek, Inc., the Company’s former parent corporation. From 2009 to 2013, he was Mestek, Inc.’s Vice Chairman and Chief Operating Officer. Mr. Reed has extensive knowledge and experience managing and leading large manufacturing enterprises supplying the HVAC industry in which most of our products are distributed, and in corporate finance and accounting. Mr. Reed is a Class 1 director with a term expiring at the annual meeting of shareholders in 2024, and is a nominee for election.

Dean W. Rivest, Age 54

Since January 2024, Mr. Rivest is Chief Executive Officer of the Company. He previously served as our President from 2022 through December 2023, providing leadership over operations of the Company, and as Executive Vice President from 2020 to 2022, with responsibility for manufacturing and engineering for all products, as well as sales and marketing for the industrial and MediTrac® products. Prior to that, Mr. Rivest was the Vice President and General Manager of the Industrial and MediTrac® products since 2005. Mr. Rivest is also a director and chairman of Omega Flex Limited, our United Kingdom subsidiary, and president of Omega Flex SAS, our French subsidiary. His credentials include an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute, a B.S. in Mechanical Engineering from Western New England College and an A.S. in Mechanical Engineering from Springfield Technical Community College. In addition to being a registered professional engineer, Mr. Rivest is the inventor of several patents directly related to the Company’s product lines. Mr. Rivest is a Class 3 Director with a term expiring at the annual meeting of shareholders in 2026.

Stephen M. Shea, Age 67

Mr. Shea was appointed as a director of the Company in April 2024. He has served as Chief Financial Officer of Mestek, Inc., the Company’s former parent corporation, since 1990, and as Executive Vice President of Mestek, Inc. since 2009. He served as Mestek, Inc.’s principal financial and accounting officer prior to its going private transaction in 2006 and has over 30 years’ experience in the HVAC manufacturing industry. Previously, Mr. Shea was a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta. He has a Master’s Degree in Taxation from the University of Hartford.

Executive Officers

Our executive officers, in addition to Mr. Hoben, Mr. Moran and Mr. Rivest, whose biographies appear in the section titled “Director Biographies” above, are the following:

Susan B. Asch, Age 57

Ms. Asch has served as our General Counsel and Corporate Secretary, as well as a director of Omega Flex Limited, our United Kingdom subsidiary, since April 2023. She was also promoted to Vice President effective January 2024. Previously she served as our Associate General Counsel and as Assistant Secretary since 2022. Ms. Asch has over 30 years of legal experience, including in the manufacturing and technology industries. Most recently, she served as Assistant General Counsel at Arkema Inc., a global chemical manufacturing company, from 2016 to 2022. Prior to that, she served as Assistant General Counsel at Unisys Corporation, and Deputy General Counsel and Corporate Secretary at Turner Investments. Ms. Asch started her professional career in private practice as a corporate, securities and mergers and acquisitions attorney. She graduated from the Wharton School of the University of Pennsylvania, with a B.S. in Economics, and from the University of Pennsylvania Law School.

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Matthew F. Unger, Age 57

Mr. Unger has served as our Vice President – Finance and Chief Financial Officer since 2022, and was previously the Interim Finance Director from 2021 to 2022. Mr. Unger previously served as the Company’s Controller and Principal Accounting Officer since 2015. Mr. Unger has over 30 years of finance and accounting experience, including various corporate management roles in the manufacturing, software development, information technology, and vehicle leasing industries, as well as twelve years of progressive public accounting experience. He is a certified public accountant since 1991 and holds a Master of Science in Finance from Drexel University. Mr. Unger is also a director of Omega Flex Limited, our United Kingdom subsidiary.

Director Nomination Process

Our board of directors itself is responsible for determining its optimum size, filling vacancies and recommending nominees for election by the stockholders. The board delegates the screening process involved to our nominating/governance committee with the input from the Executive Chairman. In reviewing and identifying candidates for the board, the nominating/governance committee is charged under our corporate governance guidelines to identify and consider candidates having significant skills or experience in any one or more of the following areas: Understanding of the application and use of some or all of our products, understanding of various manufacturing technologies, understanding of general accounting principles as applied in the preparation and reporting of financial statements of a public company, and expertise and knowledge of management of a large multi-facility organization, international experience, and other pertinent characteristics – all in the context of an assessment of our then current perceived needs. To that extent, the committee will seek to identify and consider candidates who may have a diverse background and not limited strictly to the markets in which we compete or to manufacturing industries generally.

In 2022, further to its charter, the nonimating/governance committee established additional guidelines for board membership as follows, which were approved by the entire board: The committee is committed to ensuring that the board’s composition appropriately reflects the current and anticipated needs of the board and the Company and its subsidiaries. The committee considers a variety of professional, industry, and personal backgrounds and skill sets to provide the board with the appropriate talent, skills, and expertise to oversee the business. Expertise the committee considers includes: Industry specific expertise, manufacturing and operations, finance and capital markets, governance, human resources, and legal. Personal backgrounds will also be taken into consideration, including military service, gender, and other diversity criteria, in support of the principal commitment to ensure the board’s composition appropriately supports current and anticipated business needs. The committee and the board are committed to taking diversity objectives into account, along with the other stated factors, when there are board vacancies.

In general, identification of persons to become nominees for the board of directors may be obtained through a variety of sources, including our directors and executive officers, and trade or industry groups in which we participate. Once a candidate has been identified, the nominating/governance committee evaluates the candidate based upon the candidate’s length and breadth of business experience, specific skills or knowledge, and other pertinent characteristics as described above. The committee’s review may include personal interviews and/or reference checks. This process is applied regardless of whether the potential nominee has been identified and proposed by a shareholder or by any other person. Information on the Company’s procedures for considering candidates for election to the board of directors who may be nominated by shareholders is found below in the section titled “Nominating/Governance Committee”.

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Board Diversity

Under Nasdaq’s board diversity rule, the Company is required to publicly disclose certain diversity statistics regarding our board of directors and why we do not have a “diverse” director in accordance with Nasdaq diversity objectives. Those statistics are shown below. We have omitted categories that were not selected by any director.

Board Diversity Matrix

Total Number of Directors:	8

Part I: Gender Identity	Female	Male	Did Not Disclose Gender
Directors	0	5	3

Part II: Demographic Background
White	5
Did Not Disclose Demographic Background	3

In connection with the directors nominated for election at this year’s annual meeting of shareholders, as well as recent appointments to the board to fill vacancies, the nominating/governance committee members discussed at several meetings the current board’s composition as it relates to the current and anticipated needs of the board and Company, and the other pertinent characteristics set forth in the Company’s guidelines for board membership described above under the heading “Director Nomination Process,” and concluded to recommend making the appointments, and otherwise, not to recommend making a change to board composition at this time, because the committee considers the board’s composition to appropriately reflect the current and anticipated needs of the board and the Company and its subsidiaries.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Introduction. There has been an increasing level of discussion and analysis of the purpose and responsibility of listed companies. In 2019, the Business Roundtable issued a memo titled Statement on the Purpose of a Corporation, which revisited the premise of the existence of a business corporation and recast that purpose from its prior exclusive focus on creating value for its shareholders, to a broader commitment to creating value for all of a corporation’s stakeholders, including customers, employees, suppliers, communities, and shareholders. In taking any action on behalf of the corporation under the Pennsylvania Business Corporation Law, the board of OmegaFlex may consider the “effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located.”1 Just as “no man is an island unto himself,” so every business and enterprise is a part of the larger social fabric.

1 15 Pa. Cons. Stat. Ann. § 1715

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Being an engaged corporate citizen, the Company has structured its business to benefit not only its shareholders, but also its customers, employees, suppliers, and members of the community in which we operate.

Environmental. The Company is classified under federal environmental laws as a “small quantity generator.” All of the materials used in our manufacturing process are either turned into a final product or are recycled. We are not required to report any hazardous chemicals used in the production of our products under Section 313 of the Emergency Planning and Community Right-to-Know Act of 1986 (EPCRA) (42 U.S.C. §1023), because there are no “releases” of hazardous materials in the manufacturing process under the §313 article exemption. All such hazardous materials (for example, nickel and chrome in the stainless-steel alloys) are chemically bonded and contained within the alloy, and the manufacturing process merely shapes the metal to the desired form; there is no process that releases the constituent hazardous materials from the stainless-steel strip. The TIG welding process merely joins the two edges of the stainless-steel strip together without any welding filler material. Any scrap material generated during the forming process is completely recycled. Further, the final product does not present a pathway to exposure of hazardous chemicals to employees, customers, installers, or consumers. Similarly, cooling liquids used in the process are water-based and recycled, and polymers used in coating the metal pipe are also used or recycled. In short, there is no hazardous waste stream emitting from our manufacturing facilities.

Products. Our products comply with applicable codes and standards and have undergone extensive quality and safety testing. Our double-containment piping, such as DoubleTrac® piping, is an environmentally friendly flexible petroleum piping system that offers an outer layer of Polyamide 12 that creates a zero permeation double wall system that prevents leakage of any hazardous fluids in the inner stainless steel core pipe. So installations using DoubleTrac piping are protected against releases of various fuels with which the piping is compatible, including gasoline, diesel, and biofuels. An offshoot from DoubleTrac piping is DEFTrac® piping, which is used with diesel emission fluid in diesel fuel to decrease particulate contamination. Diesel emission fluid is highly corrosive, but DEFTrac systems use the same technology to protect the environment from leakages from the piping systems.

We developed our MediTrac® corrugated medical tubing for distribution of medical gases at healthcare facilities. Its flexible nature and storage in rolls allow it to be transported to and installed in health care facilities much more easily and quickly than traditional medical grade rigid copper pipe. Since it is installed in long continuous lengths and bent by hand when a change in direction is needed, there are fewer joints and brazed connections, which reduces possible contamination into the facility’s medical gas system and the fire risk associated with brazing.

Sustainability. In terms of sustainability, our products are made from stable non-reactive materials, including stainless steel, brass, and various polymers. Because there are no moving parts, there is little wear and tear on our products (other vibration absorbers), and therefore the products are designed to be used for extended periods. The warranties for some DoubleTrac installations can extend for thirty years. If the building is renovated or torn down, the metal parts of the piping system may be recycled, including the flexible metal piping (either stainless steel or copper alloy) and fittings (brass and stainless steel).

We are proud that our TracPipe®, CounterStrike®, TracPipe PS-II, MediTrac and DoubleTrac flexible piping systems are seismically qualified pursuant to the International Code Council Evaluation Service (ICC-ES) AC156 testing protocol. AC156 establishes requirements for seismic certification of nonstructural components that are permanently attached to building structures. The certification process involves “shake-table” testing to assess the seismic performance of these components, with the goal of ensuring their safety and stability during seismic events, thereby contributing to safer and more sustainable buildings and infrastructure.

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Moreover, we have taken steps to conserve resources in our operations, including the following:

■	Upgraded lighting to energy-efficient LED lighting at our facilities in Exton, PA.

■	Upgraded our primary production equipment to reduce electrical load, thereby conserving energy.

■	Redesigned our testing equipment and processes to conserve helium, which is in short supply.

Social. OmegaFlex is a fairly small company of approximately 170 employees in four main locations, with our main facilities in Exton, Pennsylvania having about 110 factory and office employees. We place a high value on the safety of our employees. We are committed to providing a safe and healthy workplace for all our employees and have developed a program for injury prevention to involve management, supervisors, and employees in identifying and eliminating hazards that may develop during our work process. The Company has a safety committee, comprised of representatives from a wide array of departments. Its purpose is to bring workers and management together in a cooperative effort to support and improve our safety program. This safety committee, which is certified by the Commonwealth of Pennsylvania, meets monthly and makes recommendations for improving safety in the workplace.

The Company has developed policies, rules, and procedures, which will contribute to the safety of all employees. These are set out in our employee handbook and other policy and procedure documents and include subjects such as our standards of working safely, our substance testing policy and our workplace violence policy. We conduct training for our employees, which over the last year included new active shooter and diversity, equity and inclusion training.

Supervisors are responsible for the safety of their employees, and as a part of their daily duties must check the workplace for unsafe conditions, watch employees for unsafe actions and take prompt action to eliminate any hazards. Supervisors enforce company safety rules and lead safety efforts by example. Employees are required to comply with all company safety rules and accepted safe work practices, and are encouraged to actively participate in identifying ways to make our company a safer place to work. Use of safety devices and equipment provided by the Company for the employees’ protection is required. However, management is ultimately accountable for the health and safety of our employees by devoting the resources necessary to provide engineering and administrative controls, personal protective equipment, and training to eliminate or reduce exposure to hazards and prevent injury and illness.

All installers of our products are required to be trained to properly install them, which includes a review of our applicable design and installation guide and passing a test. Our products must be installed in accordance with our design and installation guides, which are available with the purchase of our products and on our website, and cover product safety matters.

Governance and Ethics. Our board of directors provides guidance and direction to management and also provides a high-level oversight over non-operational programs. The board acts in accordance with its Corporate Governance Guidelines and has implemented a comprehensive compliance program including our Code of Business Conduct and Ethics, and our Anti-Bribery and Trade Compliance Policy.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 3, 2024, regarding the beneficial ownership of shares of the Company’s common stock held by each person known to the Company to own five percent or more of the Company’s common stock, each current director and nominee for director of the Company, each of the Company’s named executive officers, and the current directors and executive officers of the Company as a group. As of April 3, 2024, there were 10,094,322 shares of common stock outstanding.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Greater than 5% Owners
John E Reed Trust(2) P.O. Box 820 West Chesterfield, NH 03466	2,673,899		26.5%
Kayne Anderson Rudnick Investment Management, LLC(3) 2000 Avenue of the Stars Los Angeles, CA 90067	1,077,990		10.7%
Conestoga Capital Advisors LLC(4) 550 E. Swedesford Rd., Suite 120 Wayne, PA 19087	574,055		5.7%
Directors (9)
Stewart B. Reed (5)	5,672,678		56.2%
Kevin R. Hoben	899,837	(6)	8.9%
James M. Dubin	500		*
David K. Evans	1,826	(7)	*
J. Nicholas Filler	1,850		*
Derek Glanvill	0		*
Dean W. Rivest	1,765	(8)	*
Edwin B. Moran	0		*
Executive Officers
Matthew F. Unger	0		*
Susan B. Asch	0		*
All executive officers and directors as a group (10 persons)	6,578,456		65.2%

* Indicates less than 1% beneficial ownership of the issued and outstanding common stock.

(1)	Except as otherwise indicated, to our knowledge, the beneficial owners of our common stock listed in the table above have sole investment and voting power with respect to such shares. The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power. The same shares may be beneficially owned by more than one person.

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(2)	Stewart B. Reed is acting as sole trustee.

(3)	Based on Schedule 13G filed with the SEC on February 13, 2024 by Kayne Anderson Rudnick Investment Management, LLC (“KAR”), Virtus Investment Advisers, Inc. (“VIA”), and Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund (“VET”). KAR has sole voting power over 248,288 shares, and sole dispositive power over 267,731 shares that are included in the amount listed in the table. KAR and VIA have shared voting and dispositive power over 810,259 shares that are included in the amount listed in the table. VIA and VET have shared voting and dispositive power over 790,962 shares that are included in the amount listed in the table.

(4)	Based on a Schedule 13G filed with the SEC on January 18, 2023 by Conestoga Capital Advisors LLC, which has sole voting power over 545,429 shares, and sole dispositive power over 574,055 shares that are included in the amount listed in the table.

(5)	Includes 2,673,899 shares of common stock held by the John E Reed Trust (see note 2 above) for which Stewart B. Reed is acting as sole trustee, and includes shares of common stock owned by other various family trusts, for which Mr. Reed also serves as sole trustee.

(6)	Includes 332 shares of common stock held in the Company’s 401(k) Profit Sharing Plan stock fund. Rounded to the nearest whole number.

(7)	Includes 826 shares held by a corporation of which Mr. Evans is an officer and shareholder, and to which beneficial ownership is disclaimed.

(8)	Shares are held in the Company’s 401(k) Profit Sharing Plan stock fund. Rounded to the nearest whole number.

(9)	Stephen M. Shea became a director on April 9, 2024. As of such date, he does not beneficially own any shares of the Company’s common stock.

BOARD COMMITTEES AND CORPORATE GOVERNANCE

The board of directors has four (4) standing committees: Audit, Compensation, Executive, and Nominating/Governance. The chair (designated with (c)) and membership of each of the committees is as follows:

Audit	Compensation	Executive	Nominating/Governance
J. Nicholas Filler (c)	Stewart B. Reed (c)	Stewart B. Reed (c)	James M. Dubin (c)
James M. Dubin	James M. Dubin	James M. Dubin	David K. Evans
David K. Evans	David K. Evans	J. Nicholas Filler	J. Nicholas Filler
Stephen M. Shea	J. Nicholas Filler	Kevin R. Hoben	Stewart B. Reed

Nominating/Governance Committee

The board of directors has established the nominating/governance committee pursuant to the Company’s by-laws and the Nasdaq listing standards. The board of directors determined that the committee members are independent directors in accordance with the Company’s corporate governance guidelines and the requirements of the Nasdaq listing standards. The nominating/governance committee’s responsibilities are as set forth in its charter, which can be found at the Company’s website at www.omegaflex.com. The Company will provide any person, without charge, upon filing a written request to the Corporate Secretary of the Company at its corporate offices, with a copy of the Company’s nominating/governance committee charter. The committee held three meetings in 2023, with all members in attendance, except one member who was absent from one meeting.

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The committee’s responsibilities include (a) evaluating and recommending nominees for election as directors to the board of directors, (b) annually evaluating the independence of the individual directors from the Company’s management, (c) recommending to the board of directors criteria for membership on the board, (d) proposing nominees to fill vacancies on the board of directors as they occur, and (e) recommending principles of corporate governance pursuant to which the board and its committees perform their respective duties.

The Committee reviewed the independence of directors from management, and determined that the following directors are independent under the Company’s Corporate Governance Guidelines, and the Nasdaq listing rules:

James M. Dubin	Derek W. Glanvill	Stewart B. Reed
David K. Evans	J. Nicholas Filler	Stephen M. Shea

Mr. Glanvill’s service ended and Mr. Shea’s service commenced in April 2024. With respect to Mr. Reed, although he owns or controls a significant number of the issued and outstanding common stock of the Company, that fact in and of itself does not disqualify him from being considered “independent” of the Company’s management, either under the Nasdaq listing rules or the Company’s Corporate Governance Guidelines. The nominating/governance committee reviewed the independence criteria contained in the Company’s Corporate Governance Guidelines, and the Nasdaq listing rules, and reviewed the totality of circumstances relating to Mr. Reed’s independence from management. Specifically, the nominating/governance committee determined that: Mr. Reed is not employed by the Company, neither he nor any family member has received any compensation or payments from the Company, directly or indirectly, other than through his position as a director or as shareholder(s), nor does he have any compensation interlock issues. There are no other factors known to the committee that would call it to question Mr. Reed’s independence from the management of the Company. As a result, the nominating/governance committee has unanimously determined that Mr. Reed is an “independent” director.

In selecting candidates for election to the board of directors at future annual meetings of shareholders, the committee will consider prospective candidates whose names have been submitted by shareholders in accordance with the procedures described below. Such submissions should be in writing and directed to the Corporate Secretary of the Company at 451 Creamery Way, Exton, Pennsylvania 19341.

The Company has a policy, as set forth in its by-laws, of considering candidates for election to the board of directors who may be nominated by shareholders. The board of directors recognizes and fully appreciates its position of stewardship of the Company for the benefit of the shareholders, and the board firmly subscribes to the proposition that the shareholders should be free to exercise their franchise to select and elect the persons who direct the Company in which the shareholders have invested. To that end, the by-laws of the Company provide for a process by which shareholders may nominate individuals for election to the board of directors. This process requires that such shareholder nomination be made in writing by a shareholder holding, or by a group of shareholders who in the aggregate hold, five percent (5%) or more of the Company’s common stock continuously for at least one year prior to the date of the submission of such candidate, and delivered to the chairman of the board of directors not later than 180 days prior to the date of the next annual shareholders’ meeting. Such nomination must also include (a) the name and residence of each proposed nominee and of the nominating shareholder, (b) the principal occupation of each proposed nominee, (c) the written consent of each nominee to serve as a director of the Company, if elected, and (d) any information regarding each nominee proposed by a shareholder that would be required to be included in a proxy statement filed with the Securities and Exchange Commission pursuant to the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and applicable Nasdaq listing standards.

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Any candidate for election to the board of directors nominated by a shareholder shall possess the minimum qualifications, as required by the by-laws and by the corporate governance guidelines: (a) be a natural person, (b) be not less than 21 years of age, and (c) not be a director, officer, employee or agent of a competitor of the Company. The specific skills or expertise of a shareholder nominee should complement the needs of the board at the time of the election. These needs will vary from time to time based on the composition of the board.

As of the date of this proxy statement neither the corporate secretary, the chairman of the board nor the nominating/governance committee had received from shareholders owning more than 5% of the Company’s common stock a nomination of any individual to the board of directors.

Audit Committee

The board of directors has established and maintains an audit committee comprised of four of the Company’s independent directors. No member of the audit committee serves on the audit committee of more than three public companies.

The audit committee’s responsibilities are as set forth in its charter, which can be found at the Company’s website at www.omegaflex.com. These responsibilities include assisting the board of directors in its oversight of the accounting and financial controls of the Company, reviewing the process and procedures underlying management’s assessment of the effectiveness of the Company’s systems and financial controls, and the Company’s compliance with legal and regulatory requirements. The audit committee selects the independent auditors, reviews the scope of the audit and the results of the audit, approves permitted non-audit services (such as tax services), and reviews the financial and disclosure controls procedures. The audit committee also oversees management’s efforts to establish and maintain a process for handling complaints or concerns relating to accounting or financial matters, as well as compliance issues generally.

As part of its oversight role relating to the Company’s systems, controls and procedures, the audit committee also oversees the Company’s risk management process. On an annual basis, the committee reviews risks that the Company and its businesses face that have been identified by management, and reviews the analysis and plans prepared by management to eliminate, mitigate or address those potential risks.

The audit committee acts pursuant to the Company’s by-laws and the audit committee charter. The audit committee charter is reviewed annually by the audit committee to determine the charter’s adequacy to respond to the issues raised in the course of the audit committee’s activities. The committee held nine meetings in 2023. One committee member was absent from one of the meetings, and another committee member was absent from one different meeting. Please see the report of the audit committee set forth in this proxy statement. The board of directors has determined that (a) Mr. Filler, Mr. Dubin and Mr. Shea are independent “audit committee financial experts” under SEC rules, (b) all of the audit committee members are “financially sophisticated” as required by the Nasdaq listing standards, and (c) all of the audit committee members are independent in compliance with the Company’s corporate governance guidelines and the requirements of the Nasdaq listing standards.

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Executive Committee

To the extent permitted by the laws of the Commonwealth of Pennsylvania, the executive committee has and may exercise all the powers and authorities of the board of directors as follows: (a) to take action on behalf of the board of directors during intervals between regularly scheduled meetings of the board of directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the board of directors, and (b) to take action on all matters of the Company that have been delegated for action to the executive committee by the board of directors. The executive committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties.

Compensation Committee

The compensation committee’s responsibilities are as set forth in its charter, which can be found at the Company’s website at www.omegaflex.com.

The committee’s duties include establishing a compensation philosophy to guide the committee in executive compensation decisions, reviewing and setting the compensation of the chief executive officer, reviewing and recommending to the board of directors the compensation to be paid to the other executive officers of the Company, and incentive compensation and any equity-based plans. Please see the report of the compensation committee set forth in this proxy statement. The committee met three times in 2023, with all members in attendance, to consider and recommend compensation matters to the board of directors. All of the current members of the committee have been determined to be independent directors in accordance with the Company’s corporate governance guidelines and the requirements of Nasdaq listing standards.

Trading and Clawback Policies

Insider Trading Policy. Our board of directors has adopted an insider trading policy, which applies to all employees, officers and directors of the Company and its subsidiaries, and prohibits the purchase or sale of the Company’s common stock or any derivative securities, while in possession of material, nonpublic information about the Company. The policy also imposes a quarterly trading blackout on all members of our board of directors, all of our officers, vice president level and above, and each other employee who is notified of their placement on the blackout list. In addition, our named executive officers and directors are prohibited from pledging shares of our common stock, except with the approval of our board of directors, and they must notify our Corporate Secretary of any proposed transactions prior to initiating them. The Company does not have a policy regarding the ability of directors, officers and other employees to acquire hedges relating to equity compensation. The complete text of the insider trading policy may be found on the Company’s website at www.omegaflex.com.

Executive Officer Clawback Policy. Our board of directors has also adopted an executive officer compensation clawback policy, requiring the Company to recover certain erroneously awarded executive incentive compensation in the event of an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. The policy is designed to comply with Section 10D of the Exchange Act, Rule 10D-1 thereunder, and the Nasdaq Listing Rule 5608. The policy also requires executive officers to sign an acknowledgement agreeing to be bound by the terms of and to comply with the policy, which all of the Named Executive Officers have signed. The complete text of the clawback policy may be found on the Company’s website at www.omegaflex.com.

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BOARD REPORTS

Audit Committee Report

This report of the audit committee shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the SEC or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document, and shall not otherwise be deemed filed under such Acts. The audit committee furnished the following report as required under the SEC rules and regulations. The Company will provide any person, without charge, upon filing a written request to the Corporate Secretary of the Company at its corporate offices, with a copy of the Company’s audit committee charter.

The audit committee met nine times during 2023 and discussed with the Company’s management the interim financial statements of the Company for each applicable reporting period prior to the filing or distribution of such financial statements. The audit committee met in March 2024 to review and discuss with the Company’s management and the independent auditors the audited financial statements of the Company for the fiscal year ended December 31, 2023. Management has the responsibility for preparation of the Company’s financial statements, and the independent auditors have the responsibility for examining those statements and expressing an opinion thereon. The audit committee’s primary responsibility with respect to the Company’s financial statements is one of review and oversight.

The committee has acted, pursuant to its charter, and has during the past year (a) reviewed with the independent auditors their internal quality control procedures and independence from management, (b) reviewed with management and the independent auditors recent accounting pronouncements and their effect on the financial statements of the Company, (c) reviewed the Company’s financial and disclosure control procedures instituted by management, and (d) reviewed with the chief financial officer and the independent auditors the Company’s internal system of financial and accounting controls.

The audit committee also discussed with the independent auditors matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” and received from the independent auditors written disclosures regarding the independence of the independent auditors from the Company as required by PCAOB Rule 3526, titled “Communications with Audit Committees Concerning Independence.” The audit committee considered the compatibility of the non-audit services the Company received from its independent auditor and the effect of such engagements on the independence of the independent auditors, and has discussed with the independent auditors their independence.

Based on all of the above, the audit committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC.

J. Nicholas Filler, Chairman, James M. Dubin, David K. Evans, Derek W. Glanvill Members.

NOTE: If any person wishes to communicate with the Company’s audit committee regarding any question or concern arising out of the Company’s accounting, internal financial controls, or auditing matters, such questions or concerns should be forwarded to the Company under its compliance reporting policy, a copy of which is available for viewing at https://www.omegaflexcorp.com/compliance/.

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Compensation Committee Report

This report of the compensation committee shall not be deemed to be “soliciting material” or subject to the SEC Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document, and shall not otherwise be deemed filed under such Acts. The compensation committee furnished the following report as required under the SEC rules and regulations. The compensation committee charter is available on the Company’s website at www.omegaflex.com. The Company will provide any person, without charge, upon filing a written request to the Corporate Secretary of the Company at its corporate offices, with a copy of the Company’s compensation committee charter.

The compensation committee has reviewed the compensation discussion and analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Stewart B. Reed, Chairman, James M. Dubin, David K. Evans, J. Nicholas Filler and Derek W. Glanvill, Members.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. Our business is built upon a strategy of leveraging our ability to design and introduce new products using flexible metal hose products, which takes advantage of our superior engineering and manufacturing capabilities. These advantages allow us to compete in markets with competitors that are much larger companies. As a smaller competitor, we must be able to identify opportunities and react quickly to those opportunities. This strategy places a premium on the performance of all of our employees, from the chief executive officer on down. Our compensation philosophy is intended to attract people who can work and succeed in a lean and nimble organization, to motivate our employees to achieve our short-term and long-term goals, and to retain those employees who contribute to our success.

The compensation committee is committed to the proposition that compensation paid to the chief executive officer and our other executive officers should be fashioned in a manner so as to encourage initiatives by those officers that will promote the long-term growth and enhancement of the intrinsic value of the Company. Our compensation program is further intended to provide incentives to the executive officers that are linked to our financial results. The committee is also mindful of the need to attract and retain individuals possessing the vision and leadership skills necessary to continue the Company’s growth into the future. With these propositions in mind, the compensation committee has based the compensation of our executive officers upon three pillars: (1) Base salary, (2) performance-related annual cash bonuses based on our actual financial results, and (3) long-term incentives, such as phantom stock units.

New Developments – Executive Officers. Effective April 1, 2023, the board of directors promoted Ms. Asch from Associate General Counsel to General Counsel and Corporate Secretary of the Company, following the retirement of her predecessor. In addition, the board of directors approved the following organizational changes, effective January 1, 2024:

■	Mr. Hoben became Executive Chairman.

■	Mr. Rivest replaced Mr. Hoben as Chief Executive Officer, reporting to Mr. Hoben.

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■	Mr. Moran replaced Mr. Rivest as President, also reporting to Mr. Hoben.

■	Ms. Asch was promoted to Vice President, in addition to serving as General Counsel and Corporate Secretary, reporting to Mr. Rivest.

Review of Company Financial Performance, Comparative Review and CEO Compensation.

In 2023, we had net sales of $111,465,000 which were 11.2% lower than the prior year net sales of $125,487,000. The decrease in net sales was mainly due to lower sales unit volumes as a result of the overall market continuing to be suppressed because of, among other factors, a decline in housing starts. Net income decreased 12.1% from $23,622,000 in 2022 to $20,763,000 in 2023, mainly due to the decrease in net sales. Although net sales were lower, the results for 2023 were favorably impacted by lower product liability reserves and expenses, lower marketing commissions and freight, higher interest income, and lower executive incentive compensation, partly offset by higher marketing salary related expenses and travel and the provision for excess inventories for MediTrac® corrugated medical tubing products.

The compensation committee reviewed the peer group of other publicly traded companies with which to compare executive compensation, primarily for use in comparing CEO compensation levels. The peer group is comprised of 12 publicly traded companies within the industrial products sector with sales ranging from approximately $100 million to $500 million. One company was added and one dropped from the peer group as a result of the performance results of the peer group. The peer group consisted of the following companies:

Peer Group

Ascent Industries Co.	CompX International, Inc.	Core Molding Technologies, Inc.	Crawford United Corporation
The Eastern Company	Energy Recovery	Hudson Technologies	Hurco Companies, Inc.
Lakeland Industries	Napco Security Technologies, Inc.	Northwest Pipe Company	UFP Technologies, Inc.

At its meeting in February 2024, the committee reviewed the financial performance of the Company in 2023 as compared to the median of the financial results of the companies in the peer group for the same period. The committee examined specific performance measurements in comparing the OmegaFlex financial performance to the peer group, including (a) returns on capital, including returns on equity, returns on investment and returns on assets, (b) sales, and (c) and financial measures such as EBIT, cash flow and net income. The committee did not weigh any specific measurement results over others. The performance of the Company exceeded median levels of the peer group in all areas except for annual sales and cash flow, ranking first or second in all equity, investment and asset returns.

Finally, the committee reviewed the five-year total shareholder return performance of the Company’s common stock, as compared to the S&P 500 Index and the S&P Building Products Index:

Stock / Index	5 Year Cumulative Return
Omega Flex, Inc. common stock (OFLX)	142.20
S&P 500	207.21
S&P Building Products Index	274.41

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The committee determined that Mr. Hoben’s annual salary of $510,648 as our CEO in 2023 was in line with the average of the peer group CEO salary in 2023 of $537,302. In addition, based on the comparative review described above and the other factors discussed below under the section titled “Determination of Amounts,” the compensation committee has concluded that the total compensation to the chief executive officer is appropriate and reasonable.

Types of Compensation.

Our executive compensation program is comprised of several components listed in the table below. The table also describes the reasons why we use each of the compensation components, and results that we intend to reward through each of the components:

Compensation Component		Purpose for Component		Results that are Rewarded
Salary	■	Fixed payments that are consistent with industry practices and similar organizations	■	Attracting key personnel who will be instrumental in executing our objectives

Annual Incentive Performance Bonus	■	Motivate individual performance that contributes to the Company’s financial results	■	Bonus pool equal to 10.2% of the Company’s earnings before interest and taxes for 2023; reduced to 6.0% for 2024
	■	Deliver strong bottom line performance to shareholders
Long Term Incentives/ Phantom Stock Plan	■	Promote a long-term and strategic viewpoint in terms of markets, product development and organizational growth	■	Sustained stock price appreciation
	■	Retain certain employees who provide critical skills for our businesses	■	Continued employment with the Company during the vesting period
	■	Align interests of executives and other key employees with shareholders in improving stock price appreciation
Employment Contract/ Termination Benefits	■	Retention of key employees to provide continuity of management	■	Continued employment with the Company:
○ currently only the Executive Chairman has an employment contract
○ other executives have change-of-control agreements
Employee Benefits	■	Standard employee benefits, including medical, dental, life, and disability insurance, and retirement programs	■	Assures executives of protection against unexpected costs for medical care
	■	Benefits are offered to all employees	■	Institutes a retirement program for employees in which they can save for retirement
Additional Benefits and Perquisites	■	Company car or reimbursement of car expenses are for availability and efficiency	■	Employment contract with Executive Chairman requires certain benefits

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Determination of Amounts.

Each of the components of the compensation program is set by the compensation committee of the board of directors. Because each of the components in our compensation program functions differently, the ways in which each compensation element is determined is slightly different from one element to the next.

Base salary. The committee annually reviews the annual base salary of the chief executive officer. This year, the committee also reviewed the annal base salary of the executive chairman. The committee also reviews the recommendations of the chief executive officer for the annual base salary of the Company’s other executive officers. The factors upon which the committee determines the base salary of the executive chairman, the chief executive officer and the Company’s other executive officers include the performance in the preceding year in meeting pre-established business plan goals for sales and net income, the level of responsibility within the Company, and the contributions towards the long range prospects of the Company. The committee also reviews the executive compensation of the chief executive officer in comparison to the CEO compensation within a peer group, as described in more detail above. Effective January 1, 2024, Mr. Hoben’s base salary was increased from $510,648 to $540,800, and Mr. Rivest’s base salary was increased from $514,875 to $540,800.

The base salaries for all of our named executive officers, as of April 1, 2024, are set forth below, and take into account the recent organizational changes:

2024 Salary Levels

Officer	Annual Salary
Kevin R. Hoben, Executive Chairman	$540,800
Dean W. Rivest, CEO	$540,800
Edwin B. Moran, President	$540,800
Matthew F. Unger, Vice President – Finance & CFO	$226,044
Susan B. Asch, Vice President, General Counsel & Secretary	$349,440

Performance-related Annual Cash Bonuses: Executive Incentive Plan. In 2012 the committee adopted a performance measurement for this bonus plan based on annual earnings before interest and taxes (“EBIT”), because the committee determined, and continues to believe, that EBIT represents the true measure of management performance of the Company’s continuing operations. Our executive officers participate in this executive incentive plan, while certain sales employees participate in a separate sales incentive program. The executive incentive plan is used to motivate our executive officers to contribute to the overall success of the Company. For 2023, the executive incentive plan used a basic formula of 10.2% of the Company’s earnings before interest and taxes (and excluding the bonus itself) to generate the total amount to be accrued for the annual executive incentive bonus pool. The percentage applied has been reduced to 6.0% for 2024, due to Mr. Hoben no longer serving as chief executive officer.

The purpose for using a performance bonus based on earnings before interest and taxes is based on the premise that management is placed in charge of the shareholders’ investment and must diligently manage that investment and achieve earnings from the operation of the business. Items relating to interest and taxes are excluded as those charges relate to the board’s decision to incur debt to expand the Company’s operations or other purposes. This bonus plan is significant in that it requires management to marshal and manage the assets used in the business in the most economical way to generate higher earnings and a return on the capital investment.

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For fiscal year 2023, the bonus pool earned under the plan was approximately $2.9 million, which decreased from the prior year due to lower EBIT year to year. At a meeting in February 2024, the compensation committee set the percentage of the incentive bonus pool awarded to Mr. Hoben at 53.7%. All other executive officers receive a participating share in the bonus pool based on the recommendations of the CEO, and subject to review and approval by the compensation committee. The following cash incentive bonuses were awarded by the compensation committee under the plan based on the Company’s financial performance and individual performance in 2023 for each named executive officer:

Employee Incentive Plan Distributions

Officer	Amount ($)	Percentage (%) of Bonus Pool(1)
Kevin R. Hoben, Executive Chairman	1,576,468	53.7%
Dean W. Rivest, CEO	345,000	11.8%
Edwin B. Moran, President	270,000	9.2%
Matthew F. Unger, Vice President – Finance & CFO	125,000	4.3%
Susan B. Asch, Vice President, General Counsel & Secretary	110,000	3.7%

(1) Other employees also participate in the executive incentive bonus program and received an aggregate 17.3% of the 2023 Bonus Pool.

As can be seen from the Summary Compensation Table in the section titled “Executive Compensation,” the amounts allocated from the executive incentive plan to Mr. Hoben account for over 50% of his total compensation, and as the bonus pool under the plan is calculated as a percentage of the Company’s EBIT, a majority of the annual compensation paid to the chief executive officer was directly tied to the annual financial results of the Company.

In 2014, the employment agreement with Mr. Hoben was amended to add a “clawback” provision. Under the amended employment agreement, any amount of incentive compensation that is subject to recovery under any law, rule or listing requirement and based on an overstatement of earnings is subject to repayment by the employee to the Company. This “clawback” provision in Mr. Hoben’s employment agreement is a safeguard against improper manipulation of the Company’s earnings. In addition, on October 26, 2022, the Securities and Exchange Commission issued final rules requiring issuers to comply with additional clawback rules. Effective October 2, 2023, the Company adopted and implemented a clawback policy in accordance with the new rules and standards, which is more fully described in the section titled “Executive Officer Clawback Policy.”

Long-Term Compensation: Phantom Stock Units.

Our phantom stock plan was instituted in 2006. It was designed to function as the long term component of our compensation program. Under the phantom stock plan, select members of our management team may receive units of phantom stock. The value of the phantom stock is tied to the value of our common stock. Phantom stock units granted prior to January 1, 2023, have a three-year vesting schedule, with approximately equal amounts vesting each year (1/3-1/3-1/3). Phantom stock units granted after January 1, 2023, also have a three year vesting schedule, but with “cliff vesting” on the third anniversary of the grant date. After the phantom stock units have vested, the executive would receive the value of the phantom stock, which would be equal to the then current full value of the Company’s common stock on the maturity date of the phantom stock units, which for existing grants is a year following the final vesting date. The outstanding phantom stock units also accrue amounts equal to any cash or stock dividends declared on the Company’s common stock. If the executive voluntarily leaves the Company or is terminated, then any unvested awards of phantom stock units are forfeited, with limited exceptions in the case of retirement. Awards to employees are at the discretion of the committee and upon recommendation by the chief executive officer. We do not have a formal program on the timing of the phantom stock awards, but in past years the committee reviewed decisions on whether to grant phantom stock units on an annual basis in the first quarter, and then during the year depending on circumstances.

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The basis for determining the size of the awards is limited by the total amount of one million phantom stock units authorized under the phantom stock plan. Once units are granted, they are deducted from the total authorized amount. Awards to employees are at the discretion of the compensation committee and upon recommendation by the CEO. In each of the prior five years, approximately 3,200 to 7,600 phantom stock units were granted to participating executives. The compensation committee believes that this level of periodic grants of phantom stock units to select key employees was appropriate to achieve the goal of promoting long-term strategic goals and retention of key executives.

For 2024, the following phantom stock unit awards were approved by the compensation committee on March 20, 2024, to each of the named executive officers:

2024 Phantom Stock Unit Grants

Officer	Number of Units	Value at Grant Date
Kevin R. Hoben, Executive Chairman	—	—
Dean W. Rivest, CEO	1,250	$72.00
Edwin B. Moran, President	1,042	$72.00
Matthew F. Unger, Vice President – Finance & CFO	833	$72.00
Susan B. Asch, Vice President, General Counsel & Secretary	417	$72.00

Other Compensation and Benefits. In addition, each year the board of directors, based upon the recommendation of the compensation committee, considers the percentage participation of all employees (including the chief executive officer and the other named executive officers of the Company) in our Profit Sharing Plan. For the fiscal year ended December 31, 2023, the committee recommended and the board of directors voted in favor of a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the maximum of $160,200 and in favor of a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the maximum of $160,200 (as limited in accordance with the Employee Retirement Income Security Act). All of our named executive officers are also eligible to participate in employee benefit programs that are offered to all Company employees, including a insurance programs for medical, dental, vision, life, and disability, as well as retirement plans consisting of a 401(k) savings plan and the aforementioned profit sharing plan. Our named executive officers participate in these plans on the same basis as all of our other employees. In addition, Mr. Hoben is provided with use of a company car.

“Say On Pay.” The Company last conducted a “say on pay” vote regarding the compensation of the named executive officers in 2023. 99.62% of the voted shares, and 88.28% of our outstanding shares, voted to approve, on a non-binding advisory basis, the executive compensation of our named executive officers, indicating that our shareholders support the committee’s approach to executive compensation. We expect that proposals on “say on pay” and frequency of “say on pay” will next be submitted to shareholders for a vote at our 2025 annual meeting of shareholders.

Role of Management. As stated above, the compensation committee has the primary role in setting the compensation level for the CEO. Some elements of compensation for Mr. Hoben are set forth in his employment agreement, and we are required to comply with those contractual obligations. For other executive officers, the CEO is responsible for making recommendations to the compensation committee regarding annual salary increases and annual performance bonuses. The compensation committee reviews those recommendations and, after discussion with the CEO, may accept, modify or reject those recommendations.

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Coordination of Compensation Elements with Overall Objectives.

Base Salary. Our base salary levels reflect a combination of factors, including the executive’s assigned responsibilities, experience and length of company service, individual performance, and competitive pay levels. Except in cases of organizational changes and promotions, the salary levels of our executive officers have generally been adjusted annually at substantially the same rate as all management personnel within the range of 3% to 5%.

Performance-Related Annual Bonus. Our executive incentive plan is intended to motivate all of our executive officers to actively contribute to the financial success of our business. Further, because our annual performance bonus is a large component of the overall compensation of our executive officers, more of their compensation is “at risk,” and this risk factor is an additional motivating factor to improve the performance of our businesses and achieve the targeted returns. In this manner, our executive officers are paid for performance. We believe that this system appropriately focuses management on the growth of the business.

Long Term Incentives – Phantom Stock Units. Our phantom stock plan fits into our compensation objectives in three different ways:

■	Creating a long term perspective for management
■	Aligning the interests of management with the shareholders
■	Retention of key employees

Long Term Perspective. Because the amounts awarded under the phantom stock plan are not paid for several years, we expect that participants in the plan would view their participation in the program on a long term basis and use the time to foster conditions in the Company or the markets in which we operate that favor the growth of the Company over a long term basis. Therefore, strategic initiatives that require enormous amounts of planning to carry out properly would still be pursued by management because they would improve the chances that the value of the phantom stock unit would increase in value.

Alignment with Shareholders. Also, the Company is fortunate that our executive chairman is a significant shareholder in the Company, and therefore the interests of the highest executive officer are closely aligned with that of the other shareholders. However, to increase this perspective among other members of management, we may use the phantom stock units to increase the executives’ appreciation of the shareholders’ interest. On receipt of phantom stock units, the management’s long term compensation will increase or decrease in unison with the value of the shareholders’ investment. This provides a powerful incentive to increase the value of the phantom stock units while also enabling a discipline through the three year vesting period so that short term gains are not achieved at the expense of long term growth.

Retention of Key Employees. Because the other elements of compensation are biased towards short term goals, the ability to retain key management personnel is crucial. Our primary method of retaining key people is to grant phantom stock units. Phantom stock units granted prior to January 1, 2023, have a three year vesting schedule, with approximately equal amounts vesting each year (1/3-1/3-1/3). Phantom stock units granted after January 1, 2023, also have a three year vesting schedule, but with “cliff vesting” on the third anniversary of the grant date. The employee may not voluntarily terminate his or her employment with us without forfeiting their rights under the phantom stock plan, with limited exceptions in the case of retirement. The phantom stock therefore functions as a retention tool to retain key employees who are necessary to the smooth and profitable operation of the Company.

Tax and Accounting Treatments

In December 2017, the Tax Cut and Jobs Act of 2017 (“TCJA”) was signed into law. Among the many other provisions, TCJA eliminated the exemption applicable to performance-based compensation that previously allowed public companies to avoid the $1 million tax deduction limit under Section 162(m) of the Internal Revenue Code. While TCJA provided certain transition relief, that relief is not available for “new contracts entered into or renewed after November 2, 2017.” The employment contract for Mr. Hoben was written for a specific duration, and thereafter is automatically renewed on an annual basis, unless terminated by either party. Therefore, under the guidance from the Joint Explanatory Statement of the Committee of Conference, the transition relief is not available for the Company and executive compensation paid in 2018 and subsequent years that exceeds $1 million may not be deductible on the Company’s tax returns in those tax years.

The accounting and tax treatment of compensation have not previously been a factor in determining the types or amounts of compensation for our executive officers. As can be seen, we have heavily favored cash compensation as the biggest components of executive compensation, and these amounts have a fairly straight-forward accounting and tax treatment. We have likewise chosen to use the phantom stock plan for the primary purpose that it is non-dilutive to the shareholders – that is, no new shares of common stock are issued to executives that could decrease the shareholder’s interests in the Company. The phantom stock units are treated as general unsecured liabilities of the Company.

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EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers for all services rendered by them to the Company in all capacities for the fiscal years ended December 31, 2023, December 31, 2022, and December 31, 2021.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($)(1) (e)	Non-equity Incentive Plan Compensation ($)(2) (g)	All Other Compensation ($)(3) (i)	Total ($) (j)
Kevin R. Hoben	2023	510,648	0		0	1,576,468	46,860	2,133,976
Executive Chairman	2022	493,380	0		0	2,060,531	44,999	2,598,910
	2021	476,695	0		0	2,448,150	50,288	2,975,133
Dean W. Rivest	2023	514,875	0		90,024	345,000	33,154	983,053
Chief Executive Officer	2022	433,296	0		90,077	332,447	30,776	886,596
	2021	293,002	0		89,762	362,000	30,970	775,734
Matthew F. Unger	2023	217,350	0		60,016	125,000	21,566	423,932
VP – Finance & CFO	2022	210,000	0		60,001	106,838	13,687	390,526
	2021	165,664	30,000	(4)	0	47,000	11,623	254,287
Edwin B. Moran	2023	400,000	0		74,964	270,000	33,754	778,718
President	2022	320,000	0		75,039	259,798	29,765	684,602
	2021	215,536	0		59,842	277,000	28,579	580,957
Susan B. Asch	2023	310,577	0		0	110,000	10,864	431,441
VP, GC and Corporate Secretary(5)	2022	142,500	80,000	(6)	0	0	328	222,828
	2021	0	0		0	0	0	0

Footnotes:

(1)	All stock awards are in the form of full value phantom stock units issued pursuant to the Omega Flex, Inc. 2006 Phantom Stock Plan, as amended. In 2023, the number of full value phantom stock units issued was 801 to Mr. Rivest, 667 to Mr. Moran, and 534 to Mr. Unger. The value of the stock award is the closing price of the OmegaFlex common stock as of the grant date. The closing price on the 2023 grant date was $112.39.
(2)	Amounts calculated were paid under the Company’s executive incentive plan.
(3)	Amounts reflected in this column include:

Company contributions to the Omega Flex, Inc. 401(k) Profit Sharing Plan - The Company contributions for the profit sharing portion of the plan paid for 2023 for each of the named executive officers excluding Mr. Unger and Ms. Asch was $14,994; and for Mr. Unger and Ms. Asch, the amounts were $14,645 and $4,854, respectively.

Company car - For Mr. Hoben, this amount includes the use of a company car, valued on an annual basis at $18,305.

Divided equivalents – Dividend equivalents paid to Mr. Rivest and Mr. Moran for phantom stock units that matured. The amount paid to each in 2023 was $7,570.

Benefits – Insurance premiums with respect to life insurance and employer matching contributions under the Company’s 401(k) plan.

(4)	Mr. Unger received a discretionary bonus of $30,000 during calendar year 2021, and also a payment under the Company’s executive incentive plan in the amount of $47,000 for the partial year that he participated in the plan during 2021.
(5)	Ms. Asch commenced employment with the Company in June 2022.
(6)	Ms. Asch received a guaranteed bonus of $60,000 for partial year 2022 and a $20,000 sign-on bonus.

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The following table sets forth grants awarded to the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers during fiscal year ended December 31, 2023:

Grants of Plan-Based Awards(1)

Name	Grant date	All other stock awards: Number of units (#)	Grant date fair value of awards ($)(2)
(a)	(b)	(i)	(l)
Kevin R. Hoben	n/a	n/a	n/a
Dean W. Rivest	March 8, 2023	801	$90,024
Matthew F. Unger	March 8, 2023	534	$60,016
Edwin B. Moran	March 8, 2023	667	$74,964
Susan B. Asch	—	—	—

Footnotes:

(1)	All equity awards are in the form of phantom stock units issued pursuant to the Omega Flex, Inc. 2006 Phantom Stock Plan, as amended.
(2)	The grant date fair value of each award is computed in accordance with FASB ASC Topic 718.

The following table sets forth awards to the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers outstanding as of December 31, 2023:

Outstanding Equity Awards at Fiscal Year-End(1)

Name	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)

(a)	(g)	(h)
Kevin R. Hoben	0	0
Dean W. Rivest	1,397	$98,525
Matthew F. Unger	797	$56,220
Edwin B. Moran	1,130	$79,699
Susan B. Asch	0	0

Footnotes:

(1)	All equity awards are in the form of phantom stock units issued pursuant to the Omega Flex, Inc. 2006 Phantom Stock Plan, as amended, as described in the Compensation Discussion and Analysis.
(2)	Vesting of phantom stock awards granted in 2021 and 2022 occurs in three approximately equal installments beginning one year after the grant date, and awards granted in 2023 also have a three-year vesting schedule, but with “cliff vesting” on the third anniversary of the grant date.
(3)	The market value is computed by multiplying the number of units by the closing market price of the Company’s common stock at the end of the last completed fiscal year.

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Option Exercises and Stock Vested(1)

Name	Number of shares or units acquired on vesting (#)(2)	Value realized ($)(3)

(a)	(g)	(h)
Kevin R. Hoben	0	0
Dean W. Rivest	930	$114,669
Matthew F. Unger	0	0
Edwin B. Moran	930	$114,669
Susan B. Asch	0	0

Footnotes:

(1)	All equity awards are in the form of phantom stock units issued pursuant to the Omega Flex, Inc. 2006 Phantom Stock Plan, as amended, as described in the Compensation Discussion and Analysis.
(2)	Vesting of phantom stock awards granted in 2021 and 2022 occurs in three approximately equal installments beginning one year after the grant date, and the awards granted in 2023 also have a three-year vesting schedule, but with “cliff vesting” on the third anniversary of the grant date. All units mature one year following the date the grant is fully vested; the number of units that matured in 2023 is shown in this column.
(3)	The value realized is computed by multiplying the number of units by the closing market price of the Company’s common stock on the maturity date.

Employment Agreements

On December 15, 2008, OmegaFlex entered into an employment agreement with Kevin R. Hoben, Chairman and Chief Executive Officer of the Company. As of January 1, 2014, the aforementioned employment agreement was amended in part to add a “clawback” provision.

The agreement with Mr. Hoben contains the following terms:

Duties and Term. Mr. Hoben will be employed by the Company as Chairman and CEO for a period of two years, and that term will be automatically extended for consecutive one-year periods unless the Company provides six-months advance notice of termination. Effective January 1, 2024, Mr. Hoben became Executive Chairman and is no longer CEO. The agreement is also subject to earlier termination by the Company or by the executive.

Compensation. The agreement provides for compensation in the form of: (1) annual base salary (at present, $540,800) subject to annual review and adjustment by the compensation committee of the board of directors; (2) annual incentive bonus awards in accordance with the bonus programs established by the board; (3) 20 days of paid vacation, (4) a car allowance; and (5) other employment benefits provided by the Company to all of its employees, such as retirement plans, medical and life insurance programs, and short- and long-term disability plans, in accordance with the terms of those employee benefit plans. The executive will be reimbursed for all reasonable and necessary expenses incurred in performing his duties. The 2014 amendment to the employment agreement included a “clawback” provision, whereby any amount of incentive compensation that is subject to recovery under any law, rule or listing requirement and based on an overstatement of earnings is subject to repayment by the employee to the Company.

Termination. The agreement may be terminated in any of the following circumstances: (1) death, (2) permanent disability, (3) for “cause” (as defined below) at the option of the Company, (4) without “cause” at the option of the Company, (5) for “good reason” (as defined below) at the option of the executive, (6) by resignation or retirement at the option of the executive, or (7) by the Company’s decision not to renew the agreement.

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Payments on Termination. The executive will receive payments under his agreement as a result of the termination of the agreement, as follows:

■	Death or disability – accrued and unpaid base salary and vacation, and severance in an amount equal to the average incentive bonuses paid to the executive in the three previous fiscal years and prorated from the beginning of the fiscal year to the date of termination;

■	For cause, retirement or resignation – accrued and unpaid base salary and vacation as of the date of termination, retirement, or resignation;

■	Without cause or for good reason – accrued and unpaid base salary and vacation, severance in an amount equal to the average incentive bonuses paid to the executive in the three previous fiscal years, one year’s base salary, and continuation of health benefits and car allowance for one year; or

■	Non-renewal – accrued and unpaid base salary and vacation, severance in an amount equal to the average incentive bonuses paid to the executive in the three previous fiscal years, one year’s base salary, and continuation of health benefits and car allowance for one year.

For purposes of the agreement, “cause” is defined under the agreement as (a) the willful failure to perform the executive duties under the agreement, (b) willful or gross misconduct, (c) conviction of, or plea of guilty or nolo contendere to, a felony, or (d) a material breach of the executive’s obligations under the agreement, including confidentiality and non-competition.

In addition, “good reason” is defined under the agreement to mean (a) a reduction in annual base salary; (b) a material reduction in bonus compensation related to factors other than (i) business or economic conditions, (ii) poor performance, (iii) limits on executive compensation imposed by law or regulation, or (iv) new requirements in the Internal Revenue Code or Employee Retirement Income Security Act; (c) a relocation of the place of employment greater than twenty five (25) miles from the current place of employment; or (d) a material reduction in principal duties and responsibilities.

Change in Control. The agreement provides that if it is terminated without cause or for good reason, or is not renewed by the Company, anytime in an 18 month period following a change in control, the executive will receive an amount equal to two years’ base salary and two times the average incentive bonus amounts paid or earned in the prior three years. These amounts are in addition to any payments that may be received in respect of the termination of the agreement. A “change in control” may occur through (1) a merger or consolidation of the Company with another entity, where the Company’s shareholders prior to the transaction will not hold a majority of the voting power of the equity interests of the successor entity, (2) a sale or transfer of all or substantially all of the Company’s assets, (3) acquisition by a person or group of persons acting together in a transaction or series of transaction resulting in that person or persons’ owning 50% or more of the voting power of the voting securities of the Company, (4) a change in the composition of the board of directors in a two year period where a majority of the board members as of the date of determination have changed from the beginning date, or (5) the liquidation or dissolution of the Company (excluding however, any bankruptcy of the Company).

Restrictive Covenants. During the term of the agreement and for one year after termination of each agreement, the executive may not solicit or induce any employee to leave the employment of the Company, or to solicit or induce any customer or supplier of the Company to terminate or modify their business relationship with the Company. Further, during the term of the agreement and for one year after termination of the agreement, the executive may not engage, either individually or as an employee, director, owner or consultant of any entity, in any business that is engaged in the manufacture and sale of flexible metal hose and braid products, or other line of business in which the Company is engaged at the time of termination.

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Miscellaneous. The agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code, including deferral of any payments to the executive if he is deemed to be a “specified employee” under Section 409A of the Internal Revenue Code. Any payments under the agreements that may be subject to an excise tax imposed under Section 4999 of the Internal Revenue Code will be reduced to a level so that the payment will not be subject to such excise tax. The agreements supersede and replace the prior executive employment agreements.

Change of Control Agreements

OmegaFlex entered into change of control agreements with each of the following named executive officers: Dean W. Rivest, Matthew F. Unger, Edwin B. Moran and Susan B. Asch. The change of control agreements all contain the following terms:

Change of Control. A change of control means an event where either (a) the individuals constituting the Company’s board of directors as of the date of the Agreement cease to constitute a majority of the board (except where the majority of the current board appoints or nominates for election a new board member), or (b) approval by the shareholders of a reorganization, merger or consolidation of the Company (except where 75% of the outstanding stock of the new organization is held by shareholders of the Company immediately prior to the reorganization, merger or consolidation), or (c) approval by the shareholders of a complete liquidation or dissolution of the Company, or a sale or disposition of substantially all of the Company’s assets.

Post-Change Employment Period. After a change of control occurs, the employee shall be employed by the Company for three years after the change of control occurred (the “post-change employment period”).

Terms of Employment. The employee shall be employed in substantially the same position with substantially the same duties and within 35 miles of the same physical location to which the employee was assigned as of the date of the change of control. During the post-change employment period, the employee will receive at least the highest base annual salary he received within the 12-month period prior to the change of control and will be entitled to participate in an executive incentive plan. The amount received under the executive incentive plan will be dependent on the performance of the Company during the post-change employment period. However, in lieu of participating in the executive incentive plan during the post-change employment period, the employee may instead elect to receive the three-year average compensation that the employee received under the Company’s executive incentive plans in the three years prior to the change of control, which would be paid monthly in arrears during the post-change employment period. The employee may also participate and receive benefits under the Company’s employee benefit programs, under the terms most favorable to employee as existed within 120 days prior to the change of control.

Termination of Employment during Post-Change Employment Period. The employee’s employment may be terminated during the post-change employment period (a) by the employee’s death, disability or retirement, (b) by the Company for “cause”, or (c) by the employee for “good reason.”

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“Cause” means (i) deliberate misconduct having a material adverse effect on the Company, (ii) employee’s continuing failure to perform a substantial portion of employee’s duties, after failing to cure those deficiencies within 30 days of receiving notice, (iii) a criminal felony conviction of the employee having a material adverse effect on the Company, (iv) employee’s use or abuse of controlled substances or habitual intoxication, after receiving 30 days’ notice, or (v) any material breach by employee of their obligations under the Agreement having a material adverse effect on the Company. In addition, the then current board of directors of the Company must notify the employee of the Company’s intent to terminate for cause and provide such employee with an opportunity to be heard with counsel by the board disputing the purported termination, and after that hearing provide to the employee a copy of the resolution that has been affirmatively approved by 75% of the then current board of directors finding that the employee’s conduct justifies termination for cause.

“Good Reason” means (i) any substantial increase or diminution of the employee’s authority, duties or responsibilities provided as part of the terms of his employment, unless the employee agrees to a substantial increase in his duties, (ii) any failure by the Company to pay the compensation provided under the relevant agreement, (iii) relocation to a location greater than 35 miles from his location before the change of control, or substantial increase in business travel than previously undertaken before the change of control, (iv) any purported termination by the Company, except as expressly provided under the Agreement, or (v) any failure by the Company to require any successor-in-interest to assume the obligations of the Agreement.

Company Obligation upon Termination. If during the post-change employment period the employee’s employment with the Company is terminated for the reasons set forth below, then the Company shall pay the following:

Death, Disability or Retirement – annual salary up to the date of termination to the extent not previously paid, and any deferred compensation to the extent not previously paid, together with any other death, disability, retirement or any other available benefits offered by the Company, either before the change of control or as of the date of termination, whatever is most favorable to the employee.

Cause – annual salary up to the date of termination to the extent not previously paid, and any deferred compensation to the extent not previously paid.

Other; Good Reason – if employee is terminated for reasons other than for death, disability, retirement, or cause, or if the employee resigns for good reason, then the employee shall be paid (i) annual salary up to the date of termination to the extent not previously paid, and any deferred compensation to the extent not previously paid, and (ii) a severance benefit equal to a multiple of two times the sum of employee’s base salary, and the average of the last two annual bonus awards paid to employee; and shall be entitled to continued participation in the Company’s benefit plans for a period of 12 months after termination.

Non-competition; Non-disclosure. During his employment with the Company, the employee shall not compete with the Company or have a substantial interest in any organization that competes with the Company. The employee may not disclose the Company’s confidential and proprietary information, and shall return such information to the Company upon his termination.

Severance. If prior to a change of control, the employee is terminated other than for death, disability or for cause, or the Agreement is terminated and the employee is terminated other than for death, disability or for cause within 12 months of such Agreement being terminated, the employee shall receive as severance for 18 months after termination his annual base salary, paid on a regular payroll schedule, continuation of all benefits, and an extension of any period in which to exercise vested stock options, and shall also be entitled to participate in any executive incentive plan through the next annual calculation and distribution. This severance is an alternative payment to that provided after a change of control as described above.

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Miscellaneous. No payments under the Agreement may be subject to set-off or recoupment by the Company. The Company shall pay employee’s costs, expenses and legal fees incurred to enforce any terms of the Agreement against the Company. The Company shall require any successor in interest to assume the obligations of the Agreement. The Agreement is not effective unless expressly authorized by the board, which authorizations were subsequently issued.

Potential Payments upon Termination or Change in Control

The table below reflects the estimated amount of compensation payable to our named executive officers assuming their employment had terminated on December 31, 2023, under the circumstances indicated.

Payments with respect to termination from the Company may occur as a result of termination of the employment relationship or as a result of a change of control of the Company. These payments (“Severance Payments”) would be in the form of cash payments to which the named executive officers would be entitled under the terms of their respective agreements; for Mr. Hoben, those are his employment agreement (“Employment Agreement”); for Mr. Rivest, Mr. Unger, Mr. Moran, and Ms. Asch, those are their respective change of control agreements (“CIC Agreements”). Under the Employment Agreement, Severance Payments would be due and owing for termination by reason of (a) death or disability, (b) without cause or by the officer for good reason, (c) non-renewal of the Employment Agreement(s), or a change in control of the Company. Under the CIC Agreements, Severance Payments would be due and owing for termination following a change of control of the Company. The change in control Severance Payments require a “double-trigger”, meaning that a change in control alone, without a qualifying termination of employment during a specified period following a change in control, will not give rise to any change in control payments. A separate Severance Payment would be due and owing if the executive officer is terminated prior to a change of control for reasons other than for death, disability or for cause, or if the CIC Agreement is terminated and the employee is terminated other than for death, disability or for cause within 12 months of such CIC Agreement being terminated. As a result, amounts reflected under the column titled “Without Cause / Good Reason / Non-Renewal” assume either (a) involuntary termination by the Company without cause or resignation for good reason (where applicable) in connection with a change in control, (b) termination for reasons other than for death, disability or for cause, or (c) non-renewal of the relevant Employment Agreement.

Under the terms of the phantom stock plan, in the event of termination by the Company without cause or by the executive with good reason following a change in control, the compensation committee will take action to ensure that any phantom stock units outstanding at the closing of a potential change of control event would receive an equivalent value under the terms of a potential acquisition or merger agreement.

For further details about the post-termination amounts shown in the following table, see the footnotes to the table and the respective discussions above.

Termination Payments

Name	Death or Disability	Without Cause / Good Reason / Non-Renewal		Termination after Change in Control
Kevin R. Hoben	$2,028,383	$2,539,031	(1)	$5,078,062	(1)
Dean W. Rivest	-	$1,117,313	(1)(2)	$1,707,197	(1)(3)
Matthew F. Unger	-	$451,025	(1)(2)	$666,538	(1)(3)
Edwin B. Moran	-	$870,000	(1)(2)	$1,329,798	(1)(3)
Susan B. Asch	-	$575,866	(1)(2)	$791,154	(1)(3)

(1)	Executive will also receive continuing benefits under the Company’s medical insurance plan for one year.
(2)	Does not include any unvested phantom stock units that are permitted to vest within 18 month period after termination.
(3)	Does not include any equitable adjustment for unvested phantom stock units, as may be determined by compensation committee.

Retirement Plans

All of the named executive officers of the Company are participants in the Omega Flex, Inc. 401(k) Profit Sharing Plan.

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CEO PAY RATIO DISCLOSURE

Overview

We are providing the following information about the ratio of the median of the annual total compensation of all of our employees, other than our Chief Executive Officer, to the annual total compensation of Kevin R. Hoben, our Chief Executive Officer (CEO) during 2023. This ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

CEO Annual Total Compensation	$2,593,145
Median Employee Annual Total Compensation	$70,000
CEO to Median Employee Pay Ratio	37:1

Methodology

Our CEO pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K and based upon our reasonable judgment and assumptions.

Calculation of CEO Pay. We elected not to use the compensation of the CEO from the “Summary Compensation Table” because a majority of the CEO’s compensation is from the executive incentive payments that are disclosed in the table as earned in the year before the amounts are actually paid to the CEO, and do not correlate with the paid earnings of all employees based on our payroll records used to determine the median employee compensation. Therefore, we have used the salary and non-equity incentive compensation actually paid to Mr. Hoben in 2023, together with the life insurance premium and auto fringe benefit that are included for 2023 in his earnings and in his other compensation in the Summary Compensation Table. Those amounts are as follows:

CEO Compensation
Salary	$510,648
Non-equity Incentive Plan Compensation (2022)	$2,060,531
Other Compensation	$21,966
TOTAL	$2,593,145

If we had used Mr. Hoben’s 2023 compensation from the Summary Compensation Table, the CEO pay ratio would have been 30:1.

Identification of Median Employee. The 2023 median employee is a full-time salaried employee working in administration at our Exton, Pennsylvania facility. The date used to select the median employee was December 31, 2023.

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PAY VERSUS PERFORMANCE

The following table sets forth information regarding the Company’s performance and the “compensation actually paid” to our principal executive officer (“PEO”) and Non-PEO named executive officers (“NEOs”), calculated in accordance with SEC disclosure rules:

Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based on:		(In Thousands)
Year (1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	OmegaFlex Total Shareholder Return ($) (4)	Index Total Shareholder Return ($) (5)	OmegaFlex Net Income ($)	OmegaFlex Earnings before interest and tax ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	2,133,976	2,133,976	654,286	530,752	68.68	207.18	20,763	25,845
2022	2,598,910	2,598,910	614,767	412,596	89.61	175.02	23,622	30,805
2021	2,975,113	2,975,113	1,144,126	1,124,662	120.46	156.92	26,195	35,083
2020	2,425,216	2,425,216	884,602	1,226,033	137.37	106.60	19,910	26,600

(1)	Kevin R. Hoben is the PEO for each year. The other NEOs for 2023 are: Dean W. Rivest, Matthew F. Unger, Edwin B. Moran and Susan B. Asch. The other NEOs for 2022 are: Dean W. Rivest, Matthew F. Unger, Edwin B. Moran and Timothy P. Scanlan. The other NEOs for 2021 are: Dean W. Rivest, Matthew F. Unger, Edwin B. Moran and Mark F. Albino. The other NEOs for 2020 are: Dean W. Rivest, Edwin B. Moran, Mark F. Albino and Paul J. Kane.
(2)	Because the PEO does not have equity awards, there is no adjustment.
(3)	For each year, the values included in this column reflect the adjustments to the values included in column (d) as shown in the Adjustment Table below.
(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019, in our common stock.
(5)	Index TSR reflects the S&P 500 Building Products Index.

Adjustment Table

Average for Non-PEO NEOs	2023	2022	2021	2020

Average SCT Total for Non-PEO NEOs (column(d))	$654,286	$614,767	$1,144,126	$884,602

- aggregate change in actuarial present value of pension benefits	-	-	-	-

+ service cost of pension benefits	-	-	-	-

+ prior service cost of pension benefits	-	-	-	-

- SCT “Stock Awards” column value	225,004	285,048	150,670	176,175

- SCT “Option Awards” column value	-	-	-	-

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	36,661	48,212	35,937	90,106

-/+ year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	19,544	27,660	55,471	184,109

+ vesting date fair value of equity awards granted and vested in the covered year	-	-	-	-

-/+ year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	2,941	(7,625)	28,956	181,506

-/+ year-over-year change in fair value of equity awards vested in prior years not matured and paid in the covered year	(13,662)	(42,911)	2,442	178,903

-/+ change in fair value of equity awards vested in prior years that matured and were paid in the covered year	55,986	57,540	8,400	(117,018)

- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	-	-	-	-

+ dollar value of dividends/earnings paid on equity awards in the covered year	-	-	-	-

+ excess fair value for equity award modifications	-	-	-	-

Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$530,752	$412,596	$1,124,662	$1,226,033

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Relationship Between Pay and Performance

We believe the compensation “actually paid” to our NEOs reported above is reflective of pay for performance. Annual payments of bonuses under our Executive Incentive Plan, and payments at maturity of grants under our phantom stock plan, represent a large portion of NEO compensation. As described further in our Compensation Committee Report and Compensation Discussion and Analysis:

■	Our compensation committee adopted a performance measurement for the Executive Incentive Plan based on earnings before interest and taxes (“EBIT”) because the committee determined that EBIT represents the true measure of management performance of the Company’s continuing operations.

■	Our 2023 PEO is already a significant shareholder in the Company, which aligns his interests with those of our other shareholders.

■	Our phantom stock plan grants create a long-term perspective for our other NEOs and align their interests with shareholders, including in terms of total shareholder return.

Moreover, the following graphical comparisons show the relationships between certain figures included in the Pay Versus Performance Table for each of 2023, 2022, 2021 and 2020, including: (1) a comparison of our total shareholder return and the total shareholder return of the S&P 500 Building Products Index; and (2) comparisons between our PEO and average non-PEO NEO compensation actually paid, and each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance Table:

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Tabular List of Important Financial Performance Measures

The following table lists the financial performance measures that we believe represent the most important financial performance measures used to link compensation actually paid to our NEOs for 2023 to Company performance:

Total Shareholder Return
Net Income
Earnings Before Interest and Tax

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DIRECTOR COMPENSATION

During 2023, compensation for our non-employee directors was as follows:

Annual Retainer	$79,800
Retainer – Chair of board committee	$5,250

Unless otherwise determined by the compensation committee, there are automatic increases of 5% every two years to account for inflation. The committee determined, effective January 1, 2024, to raise the annual retainer to $90,000, to raise the committee chair retainer by 5% to $5,513, and to continue the automatic increases of 5% every two years (with the next increase on January 1, 2026), unless otherwise determined by the committee. Non-employee directors who serve as such or as committee chairs for a portion of a year are paid on a pro-rata basis. Directors who are also employees of the Company receive no separate compensation for serving as directors or as members of any committees of the board. Directors are also reimbursed for their reasonable expenses in attending or participating in a board or committee meeting.

The compensation of each director for the fiscal year ended December 31, 2023 is set forth in the table below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark F. Albino(2)	59,850	—	59,850
James M. Dubin	85,050	—	85,050
David K. Evans	79,800	—	79,800
J. Nicholas Filler	85,050	—	85,050
Derek W. Glanvill	79,800	—	79,800
Stewart B. Reed	90,300	—	90,300

(1) As of December 31, 2023, there were no outstanding stock awards to any of the directors.

(2) Mr. Albino’s service as a director ended in September 2023. Mr. Rivest and Mr. Moran’s service as directors commenced January 1, 2024. Mr. Glanvill’s service as a director ended April 4, 2024, and Mr. Shea’s service as a director commenced April 9, 2024.

TRANSACTIONS WITH RELATED PERSONS

There were no transactions with any related persons in 2023 in which the Company was a participant that exceeded $120,000.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of the Company’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and related written representations, during the fiscal year ended December 31, 2023, all applicable Section 16(a) filing requirements were satisfied on a timely basis, except:

■	A Form 4 report was filed by Kevin R. Hoben on September 7, 2023, to report a gift of stock in 2020.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee are Messrs. Reed (chairman), Dubin, Evans and Filler. Mr. Glanvill was a committee member until April 4, 2024. None of the members of the compensation committee was or has been an officer or employee of the Company. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2023, which generally means that no named executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose named executive officers served as a director or member of the compensation committee of the Company.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee approved the retention of RSM to audit the Company’s consolidated financial statements for the years ended December 31, 2023, and 2022. The audit committee has restricted the non-audit services that RSM may provide primarily to special projects relating to prospective tax issues. The following table sets forth the aggregate amounts invoiced to the Company for the years ended December 31 of 2023 and 2022:

Description	2022	2023
Audit Fees	$241,500	$290,325
Audit Related Fees (Form 11-K)	$30,319	$36,750
Tax Fees	$4,500	-0-
All Other Fees	$2,050	-0-
Total	$278,369	$327,075

“Audit Fees” are fees billed to the Company for professional services for the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K, review of financial statements included in Quarterly Reports on Forms 10-Q, audit of the Company’s financial controls, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit Related Fees” were incurred in the audit of the Company’s retirement plans. “Tax Fees” related to tax consulting services based on the review of the Company’s tax returns. “All Other Fees” represents professional services incurred in connection with miscellaneous matters.

FINANCIAL STATEMENTS

The Company’s audited consolidated financial statements and notes thereto, including management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2023, are included in the Company’s annual report to shareholders, which is available on the internet at www.omegaflex.com. The annual report does not constitute proxy soliciting material.

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